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                                                                    Exhibit 99.1

                        [Letterhead of National Steel]



NEWS RELEASE
------------

Media Contact:      Ronald B. Freeman
                    (219) 273-7559

Analyst and         William E. McDonough
Investor Contact:   (219) 273-7414


                    NATIONAL STEEL ANNOUNCES NEW AGGRESSIVE
                           COST REDUCTION ACTIVITIES


Mishawaka, IN, February 13, 2001 - National Steel Corporation (NYSE: NS) today announced an additional and more aggressive set of cost reduction activities to improve operating performance.

Key to today's announcement are initiatives in the area of work force utilization and redeployment. Work force reduction targets of 400 employees and a 10% reduction of the salaried work force are currently in progress. At the end of January, National Steel had more than 370 employees on layoff status. In addition, overtime utilization has been drastically reduced by over 70% versus year 2000 levels. These new work force reduction initiatives are targeted to achieve an annualized cost reduction of approximately $45 to $50 million.

Other aspects of the cost reduction program include: purchasing initiatives to reduce the cost of purchased goods and services by approximately 10%; operational improvements including the rationalization of certain high-cost operating facilities such as the No. 6 Galvanizing Line at the Granite City Division which was shut down in January; and working with the outside steel processors to reduce supply chain costs. The cumulative cost reduction from these items is targeted at approximately $50 million.

All statements contained in this release, other than historical information, are forward-looking statements. A variety of factors could cause business conditions and the Company's actual results and experience to differ materially from those expected by the Company or expressed in the Company's forward-looking statements. Additional information concerning these factors is available in the Company's most recent Form 10-K (as amended) for the year ended December 31, 1999.

Headquartered in Mishawaka, Indiana, National Steel Corporation is one of the nation's largest producers of carbon flat-rolled steel products, with annual shipments of approximately six million tons. National Steel employs approximately 9,200 employees. Visit National Steel's website at: www.nationalsteel.com.